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May 27, 1999

United States Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by First Colonial Ventures, Ltd., which we understand were filed with the Commission, pursuant to item 4 of Form 8-K, dated April 22, 1999. We agree with the statements concerning my firm in such Form 8-K.

Very truly yours,

J. PAUL KENOTE, CPA, P.C.


 /s/J. Paul Kenote
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J. Paul Kenote, CPA